UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                                     FORM 3

                         INITIAL STATEMENT OF BENEFICIAL

                             OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
         Section 17(a) of the Public Utility Holding Company Act of 1935
             or Section 30(f) of the Investment Company Act of 1940


====================================================================================================================================
1.  Name and Address of Reporting Person   2.  Date of Event Requiring   3.  I.R.S. Identification    4.  Issuer Name and Ticker
                                           Statement                     Number of Reporting          or Trading Symbol
Carley            Andrea                   (Month/Day/Year)              Person, if an entity
------------------------------------
(Last)            (First)  (Middle)                                      (voluntary)                  Solid Management Corp.,
                                           March 30, 2000                                             the Issuer presently has
2779 Lake City Way                                                       Not Applicable               no Ticker or Trading
------------------------------------
(Street)                                                                                              Symbol as it is not yet
                                                                                                      quoted

Burnaby, B.C.              V5A 2Z6
------------------------------------
(City)   (State)           (Zip)

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5.  Relationship of Reporting Person(s)    6.  If Amendment,             7.  Individual or
to Issuer (Check all applicable)           Date of Original              Joint/Group Filing (Check
                                           (Month/Day/Year)              Applicable Line)
_X_ Director      ___ 10% Owner

                                           Not Applicable                _X_ Form filed by One
                                                                             Reporting Person
_X_ Officer (give ___ Other
    title below)
(specify below)                                                          ___ Form filed by more
                                                                             than One Reporting
                                                                             Person
President/Secretary
------------------------------------

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                                       Table I - Non-Derivative Securities Beneficially Owned
====================================================================================================================================
1.  Title of Security                      2.  Amount of Securities      3.  Ownership Form:          4.  Nature of Indirect
      (Instr. 4)                                Beneficially Owned           Direct (D) or Indirect       Beneficial Ownership
                                                (Instr. 4)                   (I)(Instr. 5)                (Instr. 5)

====================================================================================================================================
Nil

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


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


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        Table II - Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
1.  Title of      2.  Date Exercisable and        3.  Title and Amount of         4.  Conversion   5.  Ownership     6.  Nature of
Derivative        Expiration Date                 Securities Underlying           or Exercise      Form of           Indirect
Security          (Month/Date/Year)               Derivative Security (Instr. 4)  Price of         Derivative        Beneficial
(Instr. 4)        ========================        ==============================  Derivative       Securities:       Ownership
                  Date            Expiration      Title           Amount or       Security         Direct (D) or     (Instr. 5)
                  Exercisable     Date                            Number of       Indirect (I)
                                                                  Shares          (Instr. 5)


====================================================================================================================================
Nil
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


Explanation of Responses:



/s/ Andrea Carley                                             June 29, 2000
--------------------------------                              ------------------
Andrea Carley                                                 Date
**Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.